Freeport-McMoRan Copper & Gold Inc. Reports

Third-Quarter and Nine-Month 2003 Results

HIGHLIGHTS

•

  Third-quarter 2003 net income of $55.9 million, $0.33 per share, after $37.6 million, $0.19 per share, of net charges for the cumulative effect of a change in accounting principle, the early extinguishment of debt and redemption of preferred stock, compared with third-quarter 2002 net income of $61.5 million, $0.39 per share.

  Third quarter sales volumes of 345 million pounds of copper and 763,500 ounces of gold exceeded previous estimates by approximately 25 million pounds and 120,000 ounces, respectively.

  Third quarter unit cash production costs, net of gold and silver credits, were a net credit of $0.16 per pound and a net credit of $0.08 per pound for the nine months ended September 30, 2003.

  Annual sales volumes for 2003, after estimated effect of reduced fourth quarter production from recent slippage event in section of Grasberg pit, expected to approximate 1.33 billion pounds of copper and 2.45 million ounces of gold, approximately 70 million pounds and 150,000 ounces lower than prior 2003 estimates.

  Third-quarter 2003 operating cash flows totaled $220.7 million and for the nine months ended September 30, 2003, totaled $504.8 million.  Assuming copper prices of $0.80 per pound and gold prices of $375 per ounce in the fourth quarter, full year 2003 operating cash flows estimated to approximate $575 million.

  Total debt of $2.3 billion at September 30, 2003, and approximately $1.7 billion net of cash and restricted investments, reflects year to date reductions of approximately $643 million, including change in cash and restricted investments.

  Cash and cash equivalents of $528.6 million at September 30, 2003.

  Board of Directors authorized an increase in common stock dividend from an annual rate of $0.36 per share to $0.80 per share.  Board also authorized a new 20 million share open market purchase program.

NEW ORLEANS, LA, October 16, 2003 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) reported third-quarter 2003 net income applicable to common stock (inclusive of items discussed below aggregating in a net reduction of $37.6 million, $0.19 per share), of $55.9 million, $0.33 per share, compared with third-quarter 2002 net income of $61.5 million, $0.39 per share.  Net income for the third quarter of 2003 was reduced by $24.7 million ($0.13 per share) for the cumulative effect of a required change in the accounting for issuance costs of redeemable preferred stock now classified as debt and $25.1 million ($0.13 per share) in charges related to the early extinguishments of debt.  Third quarter net income benefited from a $12.2 million gain ($0.06 per share) on the redemption of Gold-and Silver-Denominated Preferred Stock.  For the nine months ended September 30, 2003, FCX reported net income applicable to common stock of $162.5 million, $1.03 per share, including net charges for the cumulative effect of changes in accounting principles of $15.6 million, $0.08 per share, compared with net income of $63.0 million, $0.43 per share, including a charge for the cumulative effect of a change in accounting principle of $3.0 million, $0.02 per share, for the nine months ended September 30, 2002.

Summary Financial Table	Third Quarter		Nine Months
	2003	2002	2003	2002
	(In thousands, except per share amounts)
Revenues	$668,826	$538,739	$1,802,877	$1,339,418
Operating income	301,795	206,076	734,347	416,029
Net income applicable to common stock before cumulative effect adjustments (a)	80,548	61,537	178,083	66,008
Net income applicable to common stock (b)	55,873	61,537	162,490	62,959
Diluted net income per share:(c)
Before cumulative effect adjustments	0.46	0.39	1.11	0.45
Applicable to common stock	0.33	0.39	1.03	0.43

Diluted average shares outstanding (c)	194,335	188,877	191,146	146,446

a)

Includes losses on the early extinguishment and conversion of debt related to the conversion of FCX’s 8¼% Convertible Senior Notes and other debt extinguishments totaling $25.1 million ($0.13 per share) in the third quarter of 2003 and $29.9 million ($0.16 per share) in the first nine months of 2003.  Third-quarter 2003 and nine-month 2003 also include gains totaling $12.2 million ($0.06 per share) on the redemption of Gold- and Silver-Denominated Preferred Stock.

b)

Third-quarter 2003 cumulative effect adjustment reflects a $24.7 million charge for adoption of SFAS No. 150,”Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Debt,”  effective July 1, 2003, and nine-month 2003 also reflects a $9.1 million gain for adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations,” effective January 1, 2003.  Nine-month 2002 cumulative effect adjustment reflects a $3.0 million charge for an accounting change for depreciation of mining and milling assets, effective January 1, 2002.

c)

Diluted net income per share reflects assumed conversion of FCX’s 8¼% Convertible Senior Notes, resulting in the exclusion of interest expense, net of tax, totaling $8.4 million in the third quarter of 2003, $12.6 million in the third quarter of 2002 and $33.8 million in the first nine months of 2003, and the inclusion of 31.1 million common shares in the third quarter of 2003, 42.2 million common shares in the third quarter of 2002 and 38.5 million common shares in the first nine months of 2003.

Mr. James R. Moffett, Chairman and Chief Executive Officer of FCX, and Richard C. Adkerson, President and Chief Financial Officer said, “Our third quarter and nine month results demonstrate the cash flow generating capacity of our high volume, low cost operations.  Our recent Board action to increase our common dividend and authorize an expanded share purchase program will allow us to return a portion of our available cash flow to shareholders while we continue to reduce our debt.  These measures are consistent with our ability to generate significant cash flows in excess of our capital expenditures and debt service requirements.  We will continue to take actions to maintain a strong financial position which will benefit both our shareholders and investors in our debt securities.”

PT Freeport Indonesia (PT-FI) PRODUCTION AND SALES

	Third Quarter			Nine Months
	2003		2002	2003		2002
Copper (000s of recoverable pounds):
Production	341,200		425,900	1,131,200		1,097,100
Sales	344,900		446,000	1,132,100		1,092,500
Average realized price per pound	$0.81		$0.67	$0.77		$0.70
Gold (recoverable ounces):
Production	761,000		851,500	2,199,000		1,631,500
Sales	763,500		884,600	2,196,600		1,614,900
Average realized price per ounce(a)	$387.75	(a)	$314.19	$364.04	(a)	$307.34

a)

Amounts were $367.72 in the third quarter of 2003 and $353.92 in the first nine months of 2003 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

PT-FI, FCX’s Indonesian mining unit, reported lower mill throughput rates reflecting the mining of harder ore at the Grasberg open pit.  Mill throughput averaged 211,400 metric tons of ore per day in the third quarter of 2003 compared with 219,800 metric tons of ore in the third quarter of 2002.  Mill throughput rates vary based on the characteristics of the ore being processed as PT-FI manages its operations to optimize metal production.

PT-FI’s third-quarter copper production and sales were higher than previous estimates but were lower than the 2002 period, reflecting the mining of lower-grade ore than was mined during the third quarter of 2002.  Third-quarter 2003 copper ore grades averaged 1.08 percent, compared with 1.31 percent in the third quarter of 2002.  Copper recovery rates were 90.0 percent for the third quarter of 2003, compared with 90.8 percent for the third quarter of 2002.  Copper realized prices improved by 21 percent to $0.81 per pound in the third quarter of 2003 from $0.67 in the third quarter of 2002.  Current LME copper prices approximate $0.88 per pound.

Gold production and sales for the third quarter of 2003 were also higher than previously estimated but were lower than the year-ago period primarily because of lower grades and recoveries.  In the third quarter of 2003, ore milled averaged 1.79 grams of gold per metric ton (g/t), compared with 1.85 g/t in the third quarter of 2002.  Gold recovery rates declined to 88.5 percent for the third quarter of 2003, compared with 90.1 percent for the third quarter of 2002.  Gold realized prices, before hedging, improved by 17 percent to $367.72 per ounce in the third quarter of 2003 from $314.19 per ounce in the third quarter of 2002.

Third-quarter 2003 sales exceeded previous quarterly estimates primarily because of the timing of mining ore previously forecast to be mined in the fourth quarter of 2003.  As a result of the slippage in the Grasberg open pit, PT-FI has revised its fourth-quarter 2003 estimates and expects its sales for 2003 to approximate 1.33 billion pounds of copper and 2.45 million ounces of gold, with sales for the fourth quarter of 2003 estimated to approximate 200 million pounds of copper and 250,000 ounces of gold.  These estimates are subject to change depending on the timing of restoring access to higher grade sections of the Grasberg pit.

As previously reported, a slippage of material in a section of the Grasberg open pit occurred on October 9, 2003.  Regrettably, two fatalities were confirmed, six workers are missing and are presumed to have perished and five were injured.  The search effort continues as our highest priority, in conjunction with activities to ensure stability in the area of the slippage.  Clean-up activities to restore access to the affected areas of the pit have commenced and are currently anticipated to be completed during the fourth quarter.  The causes of the accident continue to be studied.  PT-FI is currently conducting operations in the sections of the Grasberg pit unaffected by the slippage and in its underground operations, milling facilities, and concentrate shipping operations.  The area affected by the slippage, comprising approximately five percent of the surface area of the massive Grasberg pit, includes two active mining areas which were scheduled to be mined in the fourth quarter of 2003, resulting in a deferral to future periods.  The event is not expected to affect long-term mine plans and production rates.

Production from PT-FI’s Deep Ore Zone (DOZ) underground mine averaged 42,600 metric tons of ore per day during the third quarter of 2003, representing 20 percent of third-quarter 2003 mill throughput.  DOZ operations continue to perform above design capacity of 35,000 metric tons of ore per day and studies are ongoing to evaluate additional low-cost options to increase production from the DOZ underground operation.  The Intermediate Ore Zone (IOZ) underground mine was depleted during the third quarter of 2003.  During its approximate 10-year life, the IOZ operation produced almost 30 percent more copper and gold than the initial reserve estimate.

At September 30, 2003, FCX’s concentrate sales included 155.6 million pounds of copper, priced at an average of $0.81 per pound, that remain subject to final pricing over the next several months.  Each $0.01 change in the price realized from the September 30 price would result in an approximate $0.8 million, $0.004 per share, effect on FCX’s 2003 net income. Third-quarter 2003 adjustments to concentrate sales recognized in prior quarters increased revenues by $8.3 million ($4.3 million to net income, $0.02 per share) compared with a decrease of $10.3 million ($5.3 million to net income, $0.03 per share) in the third quarter of 2002.

NET CASH PRODUCTION COSTS (1)

	Third Quarter		Nine Months
	2003	2002	2003	2002
Per pound of copper:
Site production and delivery	$0.48	$0.33	$0.42	$0.37
Gold and silver credits	(0.84)	(0.63)	(0.70)	(0.47)
Treatment charges and royalties	0.20	0.20	0.20	0.20
Net cash production costs (credits)	$(0.16)	$(0.10)	$(0.08)	$0.10

(1) For a reconciliation of net cash production costs per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

PT-FI maintained its cost-leading position with average unit net cash production costs, including gold and silver credits, of a net credit of $(0.16) per pound of copper during the third quarter of 2003, compared with a net credit of $(0.10) per pound for the 2002 quarter.  Unit production and delivery costs increased from the prior year period primarily because of lower sales volumes.  Higher mine maintenance costs, stronger Indonesian and Australian currencies and higher energy costs also resulted in higher costs compared with last year’s third quarter.  Gold credits improved primarily because of higher gold prices.  Assuming gold prices of $375 per ounce for the fourth quarter of 2003 and gold sales of 2.45 million ounces for 2003, we expect our gold credits would essentially offset our cash production cost per pound of copper for the year.

SMELTER OPERATIONS

Atlantic Copper, FCX’s wholly owned Spanish smelting unit, treated 253,000 metric tons of concentrates and scrap in the third quarter of 2003, compared with 258,200 metric tons in the year-ago period.  Unit cathode cash production costs totaled $0.15 per pound in the third quarter of 2003 and $0.12 per pound for the year-ago period.  Unit costs were adversely affected by a stronger euro/US$ exchange rate, which added $0.02 per pound to Atlantic Copper’s third-quarter 2003 unit costs compared with third-quarter 2002 unit costs.  Atlantic Copper reported an operating loss of $5.0 million for the third quarter of 2003, compared with operating income of $1.5 million in the 2002 period.  Treatment charges received by Atlantic Copper remained at historically low levels, averaging $0.16 per pound during the third quarter of 2003 and $0.18 per pound during the third quarter of 2002.

FCX recognized a non-cash charge totaling $1.5 million, $0.01 per share, in the third quarter of 2003 as a result of the effect on Atlantic Copper’s net euro-denominated liabilities from the euro strengthening from $1.14 per euro to $1.17 per euro, compared with a gain of $1.7 million, $0.01 per share, in the third quarter of 2002.  Atlantic Copper’s current euro hedges, the effects of which are recognized in income when realized, cover approximately 60 percent of its projected fourth quarter euro disbursements at an average rate of $1.03 per euro.

PT Smelting, PT-FI’s 25 percent-owned Indonesian smelting unit, treated 209,900 metric tons of concentrates in the third quarter of 2003, compared with 192,200 metric tons in the year-ago period.  PT Smelting reported a quarterly production record of 125.2 million pounds of cathodes and sold 123.6 million pounds of cathodes.  Cathode production totaled 91.5 million pounds and sales totaled 95.5 million pounds during the third quarter of 2002.  PT Smelting’s copper cathode cash production costs per pound totaled $0.10 per pound in the third quarter of 2003 and $0.12 per pound in the year-ago period.  PT-FI’s equity interest in PT Smelting’s earnings totaled $1.3 million, $0.01 per share, for the third quarter of 2003 compared to a net loss of $1.9 million, $0.01 per share, in the 2002 quarter.

FCX defers recognition of profits on PT-FI’s sales to Atlantic Copper and on 25 percent of PT-FI’s sales to PT Smelting until the final sale to third parties occurs.  Changes to these net deferrals resulted in additions to FCX’s net income totaling $10.0 million, $0.05 per share, in the third quarter of 2003, compared with a reduction of $20.9 million, $0.11 per share, in the third quarter of 2002.

While currently low smelter treatment and refining charges adversely affect the operating results of FCX’s smelter operations, they benefit operating results of FCX’s mining operations.  Approximately one-half of PT-FI’s concentrate production is sold to its affiliated smelters, Atlantic Copper and PT Smelting, and the remainder is sold to other customers.  Considering taxes and minority ownership interest, an equivalent change in smelting and refining rates substantially offset in FCX’s consolidated operating results.

CASH FLOW and DEBT REDUCTIONS

Operating cash flows for the first nine months of 2003 totaled $504.8 million.  Assuming fourth quarter copper and gold prices of $0.80 per pound and $375 per ounce, respectively, FCX estimates that its operating cash flows for 2003 would approximate $575 million.  Capital expenditures totaled $96.3 million in the first nine months of 2003 and are estimated to total approximately $160 million for the year 2003.

As of September 30, 2003 FCX had $528.6 million in cash and cash equivalents.  Total debt, which includes mandatorily redeemable preferred stock, totaled $2.29 billion at September 30, 2003, and approximately $1.73 billion net of cash and restricted investments.  The net reduction of debt, including the change in cash and restricted investments, was $468 million in the third quarter and $643 million since the beginning of the year.  Assuming fourth quarter copper and gold prices of $0.80 per pound and $375 per ounce, respectively, FCX estimates total debt, net of cash and restricted investments, will approximate $1.75 billion at year end 2003.  Upon the adoption of SFAS No. 150 on July 1, 2003, FCX’s mandatorily redeemable preferred stock was reclassified as debt and FCX recorded a cumulative effect adjustment for the amortization of $24.7 million ($0.13 per share) of original issuance costs related to the mandatorily redeemable preferred stock.

During the third quarter, FCX completed a number of transactions to improve its balance sheet:

In August 2003, FCX negotiated the early conversion of approximately 51% of its 8¼% convertible senior notes, which resulted in a $311.1 million reduction in debt.  The holders converted their notes into 21.76 million shares of FCX common stock and received $23.0 million in cash from restricted cash held in escrow for payment of future interest on these notes.  FCX recorded charges totaling $24.7 million ($24.2 million to net income or $0.12 per share) related to the conversion of its 8¼% convertible senior notes.  At September 30, 2003, FCX had $292.6 million in 8¼% convertible senior notes remained outstanding.  The notes are callable beginning in August 2004.

On August 1, 2003, FCX redeemed its 6.0 million shares of Gold-Denominated Preferred Stock for $210.5 million and partially redeemed its Silver-Denominated Preferred Stock for $10.8 million.  The mandatory redemptions resulted in a $245.1 million decrease in debt and a hedging gain to revenues of $23.8 million ($12.2 million to net income or $0.06 per share) for the third quarter of 2003.

In July 2003, FCX purchased $76.0 million of its 7.2% Senior Notes for $77.2 million and recorded a $1.3 million, $0.9 million to net income ($0.005 per share) charge for early extinguishment of debt.  Through September 30, 2003, FCX has purchased 7.20% Senior Notes and 7.50% Senior Notes with a total face amount of $310.0 million.  In July 2003, FCX also purchased an 85.7 percent interest in PT-FI’s power project owned by a third party for $78 million, reducing consolidated debt by $54.0 million.

In October 2003, FCX and PT-FI entered into an amended revolving credit facility.  The amended credit facility provides a commitment of $165.0 million, which may be increased to $350 million with additional lender commitments, and a maturity date of September 2006.  FCX recorded charges totaling $5.6 million ($3.7 million to net income or $0.02 per share) in the third quarter of 2003 for deferred financing costs related to the prior credit facility.

NEW DIVIDEND POLICY AND SHARE PURCHASE AUTHORIZATION

FCX’s Board of Directors authorized an increase in the common stock dividends from an annual rate of $0.36 per share to $0.80 per share.  The Board also approved a new open market share purchase program authorizing open market purchases totaling 20 million shares.  The timing of future purchases is dependent upon many factors including the company’s operating results, cash flow and financial position, the market price of the common shares and general economic and market conditions.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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Cautionary Statement and Regulation G Disclosure.  This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding anticipated sales volumes, projected unit production costs, projected capital expenditures, projected operating cash flows, projected debt and cash levels, the impact of copper and gold price changes, the impact of the recent slippage in the Grasberg open pit on operations, statements regarding timing of dividend payments and statements regarding open market purchases of FCX common stock.  The declaration and payment of dividends is at the discretion of the Company's Board of Directors and will depend on the Company's financial results, cash requirements, future prospects, and other factors deemed relevant by the Board.  Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  FCX cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

This press release also contains certain financial measures such as net cash production costs per pound of copper and cathode cash production costs per pound of copper.  As required by Securities and Exchange Commission Regulation G, reconciliations of these measures to amounts reported in FCX’s consolidated financial statements are provided in the attachments to this press release.

A copy of this press release is available on our website at “www.fcx.com.”   A conference call with securities analysts about third-quarter 2003 results is scheduled for today at 10:00 a.m. EDT.  The conference call will be broadcast on the Internet along with slides.  Interested parties may listen to the webcast live and view the slides by accessing “www.fcx.com.”  A replay of the webcast will be available through Friday, November 14, 2003.

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 1 of 2)

	Third Quarter			Nine Months
	2003		2002	2003		2002
PT Freeport Indonesia, Net of Rio Tinto’s Interest
Copper
Production (000s of recoverable pounds)	341,200		425,900	1,131,200		1,097,100
Production (metric tons)	154,800		193,200	513,100		497,600
Sales (000s of recoverable pounds)	344,900		446,000	1,132,100		1,092,500
Sales (metric tons)	156,400		202,300	513,500		495,600
Average realized price per pound	$.81		$.67	$.77		$.70
Gold
Production (recoverable ounces)	761,000		851,500	2,199,000		1,631,500
Sales (recoverable ounces)	763,500		884,600	2,196,600		1,614,900
Average realized price per ounce	$387.75	[a]	$314.19	$364.04	[a]	$307.34
Silver
Production (recoverable ounces)	1,181,900		1,198,000	3,716,700		3,000,400
Sales (recoverable ounces)	1,182,300		1,264,200	3,726,900		2,992,000
Average realized price per ounce	$5.25	[b]	$5.17 [b]	$5.10	[b]	$4.78	[b]

PT Freeport Indonesia Gross Profit per Pound of Copper (cents):
Average realized price	80.6		67.0	77.4		69.7
Production costs:
Site production and delivery	47.5	[c]	33.1 [c]	42.3	[c]	36.4	[c]
Gold and silver credits	(83.7)		(63.4)	(70.3)		(46.7)
Treatment charges	17.9		18.1	17.7		18.3
Royalty on metals	2.6		2.0	2.3		1.5
Cash production costs (credits)[d]	(15.7)		(10.2)	(8.0)		9.5
Depreciation and amortization	15.6		14.8	14.9		14.8
Total production costs (credits)	(0.1)		4.6	6.9		24.3
Adjustments, primarily for copper pricing on prior period open sales	9.9		(2.7)	3.5		1.2
Gross profit per pound of copper	90.6		59.7	74.0		46.6

a.

Amounts were $367.72 in the third quarter of 2003 and $353.92 in the first nine months of 2003 before hedging gains resulting from redemption of FCX’s Gold-Denominated Preferred Stock.

b.

Amounts were $4.89 in the third quarter of 2003, $4.54 in the third quarter of 2002, $4.65 in the first nine months of 2003 and $4.50 in the first nine months of 2002 before hedging gains resulting from redemption of FCX’s Silver-Denominated Preferred Stock.

c.

Net of deferred mining costs totaling $15.7 million or 4.6 cents per pound in the third quarter of 2003, $11.3 million or 2.5 cents per pound in the third quarter of 2002, $37.4 million or 3.3 cents per pound in the first nine months of 2003 and $23.7 million or 2.2 cents per pound in the first nine months of 2002.

d.

For a reconciliation of net cash production costs (credits) per pound to production and delivery costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Product Revenues and Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

SELECTED OPERATING DATA

(Page 2 of 2)

	Third Quarter		Nine Months
	2003	2002	2003	2002
PT Freeport Indonesia, 100% Operating Statistics
Ore milled (metric tons per day)	211,400	219,800	223,600	234,500
Average ore grade	1.08	1.31	1.16	1.11
Copper (percent)
Gold (grams per metric ton)	1.79	1.85	1.65	1.17
Gold (ounce per metric ton)	.058	.059	.053	.038
Silver (grams per metric ton)	3.90	4.01	3.98	3.45
Silver (ounce per metric ton)	.125	.129	.128	.111
Recovery rates (percent)
Copper	90.0	90.8	89.4	88.0
Gold	88.5	90.1	87.7	88.1
Silver	66.3	65.9	64.3	60.3
Copper
Production (000s of recoverable pounds)	402,800	510,300	1,338,000	1,325,000
Production (metric tons)	182,700	231,500	606,900	601,000
Sales (000s of recoverable pounds)	407,100	534,800	1,339,200	1,319,500
Sales (metric tons)	184,700	242,600	607,500	598,500
Gold (recoverable ounces)
Production	977,100	1,053,100	2,806,400	2,053,100
Sales	980,200	1,096,000	2,802,800	2,032,100
Silver (recoverable ounces)
Production	1,428,000	1,401,200	4,224,100	3,440,500
Sales	1,430,500	1,476,300	4,230,600	3,428,900
Atlantic Copper
Concentrates and scrap treated (metric tons)	253,000	258,200	739,700	759,000
Anodes
Production (000s of pounds)	173,400	164,500	496,800	486,700
Production (metric tons)	78,600	74,600	225,300	220,800
Sales (000s of pounds)	36,200	26,100	87,700	73,100
Sales (metric tons)	16,400	11,800	39,800	33,200
Cathodes
Production (000s of pounds)	135,300	135,600	408,100	412,100
Production (metric tons)	61,400	61,500	185,100	186,900
Sales, including wire rod and wire (000s of pounds)	127,100	137,100	406,000	413,300
Sales, including wire rod and wire (metric tons)	57,700	62,200	184,200	187,500
Gold sales in anodes and slimes (ounces)	260,000	154,000	707,600	565,400
Cathode cash production cost per pound before hedging[a]	$.15	$.12	$.16	$.12
PT Smelting, 25%-owned by PT Freeport Indonesia
Concentrate treated (metric tons)	209,900	192,200	630,600	500,500
Anodes
Production (000s of pounds)	142,700	121,900	425,000	317,600
Production (metric tons)	64,700	55,300	192,800	144,100
Sales (000s of pounds)	8,600	10,200	53,800	15,100
Sales (metric tons)	3,900	4,600	24,400	6,800
Cathodes
Production (000s of pounds)	125,200	91,500	370,300	301,700
Production (metric tons)	56,800	41,500	168,000	136,800
Sales (000s of pounds)	123,600	95,500	368,600	299,200
Sales (metric tons)	56,100	43,300	167,200	135,700
Cathode cash production cost per pound[a]	$.10	$.12	$.10	$.16

a.

For a reconciliation of cathode cash production costs per pound to production costs applicable to sales reported in FCX’s consolidated financial statements refer to the attached presentation, “Cathode Cash Production Costs.”

FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF NET INCOME (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003	2002
	(In Thousands, Except Per Share Amounts)
Revenues	$668,826 [a]	$538,739	[a]	$1,802,877 [a]	$1,339,418 [a]
Cost of sales:
Production and delivery	284,946	238,231		809,824	679,272
Depreciation and amortization	63,979	77,077		200,050	192,436
Total cost of sales	348,925	315,308		1,009,874	871,708
Exploration expenses	1,685	908		5,016	2,462
General and administrative expenses	16,421 [b]	16,447	[b]	53,640 [b]	49,219 [b]
Total costs and expenses	367,031	332,663		1,068,530	923,389
Operating income	301,795	206,076		734,347	416,029
Equity in PT Smelting earnings (losses)	1,294	(1,864)		4,241	(5,223)
Interest expense, net	(48,000)	(41,388)		(155,987)	(129,162)
Losses on extinguishment and conversion of debt	(25,988)	-		(32,566)	-
Other income (expenses), net	(375)[c]	807	[c]	(4,323)[c]	(8,488)[c]
Income before income taxes and minority interests	228,726	163,631		545,712	273,156
Provision for income taxes	(123,921)	(81,134)		(299,043)	(155,988)
Minority interests in net income of consolidated subsidiaries	(18,132)	(11,534)		(43,302)	(23,063)
Net income before cumulative effect of changes in accounting principle	86,673	70,963		203,367	94,105
Cumulative effect of changes in accounting principle, net	(24,675)	-		(15,593)	(3,049)
Net income	61,998	70,963		187,774	91,056
Preferred dividends	(6,125)	(9,426)		(25,284)	(28,097)
Net income applicable to common stock	$55,873	$61,537		$162,490	$62,959
Net income per share of common stock:
Basic:
Before cumulative effect	$.51	$.42		$1.19	$.46
Cumulative effect	(.16)	-		(.11)	(.02)
Net income per share of common stock	$.35	$.42		$1.08	$.44
Diluted:
Before cumulative effect	$.46 [d]	$.39	[d]	$1.11 [d]	$.45
Cumulative effect	(.13)	-		(.08)	(.02)
Net income per share of common stock	$.33 [d]	$.39	[d]	$1.03 [d]	$.43
Average common shares outstanding:
Basic	159,407	144,894		150,185	144,567
Diluted	194,335 [d]	188,877	[d]	191,146 [d]	146,446
Dividends paid per common share	$0.09	$ -		$0.18	$ -

a.

Includes adjustments to prior period concentrate sales totaling $8.3 million in the 2003 quarter, $(10.3) million in the 2002 quarter, $11.0 million in the 2003 nine-month period and $5.4 million in the 2002 nine-month period.  Also includes hedging gains from redemption of gold and silver preferred stock totaling $23.8 million for the 2003 quarter and nine-month period, and $0.8 million for the 2002 quarter and nine-month period.

b.

Includes charges (credits) for costs associated with stock appreciation rights caused by an increase (decrease) in FCX’s stock price totaling $2.2 million in the 2003 quarter, $(0.5) million in the 2002 quarter, $4.0 million in the 2003 nine-month period and $0.1 million in the 2002 nine-month period.  Also includes reductions from Rio Tinto’s reimbursements for certain administrative costs totaling $7.4 million in the 2003 quarter, $9.7 million in the 2003 nine-month period and $1.2 million in the 2002 nine-month period.

c.

Includes net benefits (charges) totaling $(1.5) million in the 2003 quarter, $1.7 million in the 2002 quarter, $(7.8) million in the 2003 nine-month period and $(7.1) million in the 2002 nine-month period associated with the impact of movements in the US$/euro exchange rate on Atlantic Copper’s non-operating euro-denominated liabilities.  Third-quarter and nine-month 2003 periods include a $5.6 million charge related to restructuring FCX/PT-FI’s credit facility.

d.

Diluted net income per share reflects assumed conversion of FCX’s 8 ¼% Convertible Senior Notes, resulting in the exclusion of interest expense (net of tax) totaling $8.4 million in the 2003 quarter, $12.6 million in the 2002 quarter, $33.8 million in the 2003 nine-month period, and the inclusion of 31.1 million common shares for the 2003 quarter, 42.2 million common shares for the 2002 quarter, and 38.5 million common shares for the 2003 nine-month period.

FREEPORT-McMoRan COPPER & GOLD INC.

CONDENSED BALANCE SHEETS (Unaudited)

	September 30,		December 31,
	2003		2002
	(In Thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$528,593		$7,836
Restricted investments and cash	34,585		49,809
Accounts receivable	282,740		190,509
Inventories	358,479		387,247
Prepaid expenses and other	10,365		2,579
Total current assets	1,214,762		637,980
Property, plant, equipment and development costs, net	3,242,730		3,320,561
Lease receivable and other assets	156,656	[a]	52,661
Deferred mining costs	115,588		78,235
Investment in PT Smelting	43,959		44,619
Restricted investments and cash	-		58,137
Total assets	$4,773,695		$4,192,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$280,142		$262,310
Current portion of long-term debt and short-term borrowings	140,552		77,112
Accrued income taxes	106,577		81,319
Unearned customer receipts	47,488		36,754
Rio Tinto share of joint venture cash flows	44,443		51,297
Accrued interest payable	23,557		29,081
Total current liabilities	642,759		537,873
Long-term debt, less current portion:
Convertible senior notes	867,604		603,750
Senior notes	639,967		450,000
Infrastructure asset financings	200,906		310,674
Redeemable preferred stock	192,381	[b]	-	[b]
Atlantic Copper debt	161,293		233,642
Equipment and other loans	90,456		84,212
FCX and PT Freeport Indonesia credit facilities	-		279,000
Total long-term debt, less current portion	2,152,607		1,961,278
Accrued postretirement benefits and other liabilities	151,714		140,016
Deferred income taxes	859,769		706,510
Minority interests	180,366		129,687
Redeemable preferred stock	-	[b]	450,003	[b]
Stockholders' equity	786,480		266,826
Total liabilities and stockholders' equity	$4,773,695		$4,192,193

a.

Includes $76.2 million lease receivable due from Rio Tinto resulting from FCX’s acquisition of PT Puncakjaya Power in July 2003.

b.

In accordance with Statement of Financial Accounting Standards No. 150, FCX’s mandatorily redeemable preferred stock was classified as debt effective July 1, 2003.  Restatement of prior periods is not allowed. On August 1, 2003, FCX redeemed preferred stock with a balance of $245.1 million for $221.3 million resulting in a hedging gain of $23.8 million recorded in revenues.

FREEPORT-McMoRan COPPER & GOLD INC.

STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
	2003	2002
	(In Thousands)
Cash flow from operating activities:
Net income	$187,774	$91,056
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	200,050	192,436
Cumulative effect of changes in accounting principle	15,593	3,049
Losses on extinguishment and conversion of debt	32,566	-
Deferred income taxes	87,251	34,617
Equity in PT Smelting (earnings) losses	(4,241)	5,223
Minority interests' share of net income	43,302	23,063
Change in deferred mining costs	(37,353)	(23,698)
Currency translation loss	7,800	7,071
Amortization of deferred financing costs	13,361	9,002
Elimination of profit on PT Freeport Indonesia sales to PT Smelting	5,595	6,277
Provision for inventory obsolescence	4,500	4,500
Other	(4,897)	(2,032)
(Increases) decreases in working capital:
Accounts receivable	(76,448)	(43,229)
Inventories	7,228	(26,990)
Prepaid expenses and other	(5,555)	(1,658)
Accounts payable and accrued liabilities	11,905	(35,696)
Rio Tinto share of joint venture cash flows	(6,008)	31,680
Accrued income taxes	22,366	29,589
Increase in working capital	(46,512)	(46,304)
Net cash provided by operating activities	504,789	304,260

Cash flow from investing activities:
PT Freeport Indonesia capital expenditures	(90,145)	(143,698)
Atlantic Copper capital expenditures	(6,108)	(1,962)
Investment in PT Puncakjaya Power, net of cash acquired	(68,068)	-
Sale of restricted investments	71,848	47,938
Sale of assets and other	1,165	(167)
Net cash used in investing activities	(91,308)	(97,889)

Cash flow from financing activities:
Net proceeds from sales of senior notes	1,046,437	-
Proceeds from other debt	36,592	342,607
Repayments of debt	(739,499)	(485,286)
Redemptions of preferred stock	(221,289)	(11,671)
Cash dividends paid:
Common stock	(26,289)	-
Preferred stock	(27,555)	(27,896)
Minority interest	(1,623)	-
Proceeds from exercised stock options	43,839	7,549
Financing costs and other	(3,337)	(1,234)
Net cash provided by (used in) financing activities	107,276	(175,931)
Net increase in cash and cash equivalents	520,757	30,440
Cash and cash equivalents at beginning of year	7,836	7,587
Cash and cash equivalents at end of period	$528,593	$38,027

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

NET CASH PRODUCTION COSTS

Net cash production costs per pound of copper is a measure intended to provide investors with information about the cash generating capacity of our mining operations in Indonesia.  This measure is presented by other copper and gold mining companies, although our measures may not be comparable to similarly titled measures reported by other companies.

We calculate gross profit per pound of copper under a “by-product” method, while the copper, gold and silver contained within our concentrates are treated as co-products in our financial statements.  We use the by-product method in our presentation of gross profit per pound of copper because (1) the majority of our revenues are copper revenues, (2) we produce and sell one product, concentrates, which contains all three metals and (3) it is not possible to specifically assign our costs to revenues from the copper, gold and silver we produce in concentrates.  In the co-product method presentation below, costs are allocated to the different products based on their relative revenue values.  Presentations under both methods are presented below along with a reconciliation to amounts reported in FCX’s consolidated financial statements.

Three Months Ended September 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$277,744	$277,744	$282,723	$5,891	$566,358

Site production and delivery	164,087	80,469	81,911	1,707	164,087
Gold and silver credits	(288,614)	-	-	-	-
Treatment charges	61,656	30,236	30,779	641	61,656
Royalty on metals	8,844	4,337	4,415	92	8,844
Net cash production costs	(54,027)	115,042	117,105	2,440	234,587
Depreciation and amortization	53,747	26,358	26,830	559	53,747
Total production costs	(280)	141,400	143,935	2,999	288,334
Adjustments, primarily for copper pricing on prior period sales and gold/silver hedging	34,498	10,666	22,110	1,722	34,498
Gross profit	$312,522	$147,010	$160,898	$4,614	$312,522

Pounds of copper sold (000)	344,900	344,900
Ounces of gold sold			763,500
Ounces of silver sold				1,182,300

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	80.6	80.6	387.75	5.25

Site production and delivery	47.5	23.3	107.28	1.44
Gold and silver credits	(83.7)	-	-	-
Treatment charges	17.9	8.8	40.31	0.54
Royalty on metals	2.6	1.3	5.78	0.08
Net cash production costs	(15.7)	33.4	153.37	2.06
Depreciation and amortization	15.6	7.6	35.14	0.47
Total production costs	(0.1)	41.0	188.51	2.53
Adjustments, primarily for copper pricing on prior period sales and gold/silver hedging	9.9	3.0	11.50	1.18
Gross profit per pound/ounce	90.6	42.6	210.74	3.90

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$566,358	$164,087	$53,747
Less: Treatment charges per above	(61,656)	N/A	N/A
Royalty per above	(8,844)	N/A	N/A
Other	N/A	487	N/A
Adjustments, primarily for copper pricing on prior period sales and hedging per above	34,498	N/A	N/A
Mining and exploration segment	530,356	164,574	53,747
Smelting and refining segment	239,727	234,795	7,067
Eliminations and other	(101,257)	(114,423)	3,165
As reported in FCX consolidated financial statements	$668,826	$284,946	$63,979

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Three Months Ended September 30, 2002
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$296,878	$296,878	$277,121	$5,718	$579,717

Site production and delivery	147,594	75,584	70,554	1,456	147,594
Gold and silver credits	(282,839)	-	-	-	-
Treatment charges	80,698	41,326	38,576	796	80,698
Royalty on metals	9,019	4,619	4,311	89	9,019
Net cash production costs	(45,528)	121,529	113,441	2,341	237,311
Depreciation and amortization	66,010	33,804	31,555	651	66,010
Total production costs	20,482	155,333	144,996	2,992	303,321
Adjustments, primarily for copper pricing on prior period sales and silver hedging	(10,072)	(10,902)	-	830	(10,072)
Gross profit	$266,324	$130,643	$132,125	$3,556	$266,324

Pounds of copper sold (000)	446,000	446,000
Ounces of gold sold			884,600
Ounces of silver sold				1,264,200

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	67.0	67.0	314.19	5.17

Site production and delivery	33.1	16.9	79.76	1.15
Gold and silver credits	(63.4)	-	-	-
Treatment charges	18.1	9.3	43.61	0.63
Royalty on metals	2.0	1.0	4.87	0.07
Net cash production costs	(10.2)	27.2	128.24	1.85
Depreciation and amortization	14.8	7.6	35.67	0.52
Total production costs	4.6	34.8	163.91	2.37
Adjustments, primarily for copper pricing on prior period sales and silver hedging	(2.7)	(2.9)	(0.92)	0.01
Gross profit per pound/ounce	59.7	29.3	149.36	2.81

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$579,717	$147,594	$66,010
Less: Treatment charges per above	(80,698)	N/A	N/A
Royalty per above	(9,019)	N/A	N/A
Other	N/A	1,072	N/A
Adjustments, primarily for copper pricing on prior period sales and hedging per above	(10,072)	N/A	N/A
Mining and exploration segment	479,928	148,666	66,010
Smelting and refining segment	181,400	170,780	6,978
Eliminations and other	(122,589)	(81,215)	4,089
As reported in FCX consolidated financial statements	$538,739	$238,231	$77,077

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Nine Months Ended September 30, 2003
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$877,499	$877,499	$778,946	$17,375	$1,673,820

Site production and delivery	478,753	250,986	222,797	4,970	478,753
Gold and silver credits	(796,321)	-	-	-	-
Treatment charges	199,828	104,760	92,994	2,074	199,828
Royalty on metals	25,498	13,367	11,866	265	25,498
Net cash production costs	(92,242)	369,113	327,657	7,309	704,079
Depreciation and amortization	168,679	88,430	78,498	1,751	168,679
Total production costs	76,437	457,543	406,155	9,060	872,758
Adjustments, primarily for copper pricing on prior period sales and gold/silver hedging	36,586	12,754	22,110	1,722	36,586
Gross profit	$837,648	$432,710	$394,901	$10,037	$837,648

Pounds of copper sold (000)	1,132,100	1,132,100
Ounces of gold sold			2,196,600
Ounces of silver sold				3,726,900

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	77.4	77.4	364.04	5.10

Site production and delivery	42.3	22.2	101.43	1.33
Gold and silver credits	(70.3)	-	-	-
Treatment charges	17.7	9.3	42.34	0.56
Royalty on metals	2.3	1.2	5.40	0.07
Net cash production costs	(8.0)	32.7	149.17	1.96
Depreciation and amortization	14.9	7.8	35.74	0.47
Total production costs	6.9	40.5	184.91	2.43
Adjustments, primarily for copper pricing on prior period sales and gold/silver hedging	3.5	1.3	0.65	0.02
Gross profit per pound/ounce	74.0	38.2	179.78	2.69

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,673,820	$478,753	$168,679
Less: Treatment charges per above	(199,828)	N/A	N/A
Royalty per above	(25,498)	N/A	N/A
Other	N/A	9,887	N/A
Adjustments, primarily for copper pricing on prior period sales and hedging per above	36,586	N/A	N/A
Mining and exploration segment	1,485,080	488,640	168,679
Smelting and refining segment	668,803	648,222	21,158
Eliminations and other	(351,006)	(327,038)	10,213
As reported in FCX consolidated financial statements	$1,802,877	$809,824	$200,050

FREEPORT-McMoRan COPPER & GOLD INC.

PRODUCT REVENUES AND PRODUCTION COSTS

(continued)

Nine Months Ended September 30, 2002
	By-Product	Co-Product Method
(In Thousands)	Method	Copper	Gold	Silver	Total
Revenues	$764,371	$764,371	$496,847	$13,502	$1,274,720

Site production and delivery	398,184	238,766	155,200	4,218	398,184
Gold and silver credits	(510,349)	-	-	-	-
Treatment charges	199,725	119,763	77,847	2,115	199,725
Royalty on metals	16,351	9,805	6,373	173	16,351
Net cash production costs	103,911	368,334	239,420	6,506	614,260
Depreciation and amortization	161,689	96,955	63,021	1,713	161,689
Total production costs	265,600	465,289	302,441	8,219	775,949
Adjustments, primarily for copper pricing on prior period sales and silver hedging	10,421	9,591	-	830	10,421
Gross profit	$509,192	$308,673	$194,406	$6,113	$509,192

Pounds of copper sold (000)	1,092,500	1,092,500
Ounces of gold sold			1,614,900
Ounces of silver sold				2,992,000

Gross profit per pound of copper (cents)/ per ounce of gold and silver ($):
Revenues	69.7	69.7	307.34	4.78

Site production and delivery	36.4	21.9	96.11	1.41
Gold and silver credits	(46.7)	-	-	-
Treatment charges	18.3	11.0	48.21	0.71
Royalty on metals	1.5	0.9	3.95	0.06
Net cash production costs	9.5	33.8	148.27	2.18
Depreciation and amortization	14.8	8.9	39.02	0.57
Total production costs	24.3	42.7	187.29	2.75
Adjustments, primarily for copper pricing on prior period sales and silver hedging	1.2	1.3	0.33	0.01
Gross profit per pound/ounce	46.6	28.3	120.38	2.04

Reconciliation to Amounts Reported
(In Thousands)	Revenues	Production and Delivery	Depreciation and Amortization
Totals presented above	$1,274,720	$398,184	$161,689
Less: Treatment charges per above	(199,725)	N/A	N/A
Royalty per above	(16,351)	N/A	N/A
Other	N/A	3,750	N/A
Adjustments, primarily for copper pricing on prior period sales and hedging per above	10,421	N/A	N/A
Mining and exploration segment	1,069,065	401,934	161,689
Smelting and refining segment	556,997	524,690	20,622
Eliminations and other	(286,644)	(247,352)	10,125
As reported in FCX consolidated financial statements	$1,339,418	$679,272	$192,436

FREEPORT-McMoRan COPPER & GOLD INC.

CATHODE CASH PRODUCTION COSTS

ATLANTIC COPPER CATHODE CASH PRODUCTION COST PER POUND OF COPPER

Atlantic Copper cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our smelting operations in Spain.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of our smelting and refining segment production costs reported in FCX’s consolidated financial statements to the production costs used to calculate our cathode cash production cost per pound of copper (in thousands, except per pound amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Smelting and refining segment production costs reported in FCX’s consolidated financial statements	$234,795	$170,780	$648,222	$524,690
Less:
Raw material purchase costs	(102,588)	(83,507)	(273,186)	(244,452)
Production costs of wire rod and wire	(12,241)	(11,854)	(48,072)	(37,369)
Production costs of anodes sold	(3,929)	(2,660)	(9,478)	(6,481)
Currency hedging	2,272	285	6,388	(1,678)
Other	309	(1,710)	(341)	(3,224)
Credits:
Gold and silver revenues	(92,612)	(50,121)	(244,872)	(171,648)
Acid and other by-product revenues	(5,224)	(4,431)	(14,570)	(12,453)
Production costs used in calculating cathode cash production cost per pound	$20,782	$16,782	$64,091	$47,385

Pounds of cathode produced	135,300	135,600	408,100	412,100

Cathode cash production cost per pound before hedging	$0.15	$0.12	$0.16	$0.12

PT SMELTING CATHODE CASH PRODUCTION COST PER POUND OF COPPER

PT Smelting cathode cash production cost per pound of copper is a measure intended to provide investors with information about the costs associated with our 25 percent-owned smelting operations in Indonesia.  Other smelting companies present this measure, although our measure may not be comparable to similarly titled measures reported by other companies.

Below is a reconciliation of the production costs used to calculate PT Smelting’s cathode cash production cost per pound of copper to our equity in PT Smelting earnings (losses) reported in FCX’s consolidated financial statements (in thousands, except per pound amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Production costs – PT Smelting (100%)	$14,486	$14,724	$41,914	$49,652
Add: Gold and silver refining charges	1,734	753	4,597	2,641
Less: Acid and other by-product revenues	(2,949)	(1,434)	(6,837)	(3,525)
Production cost of anodes sold	(1,064)	(2,727)	(3,488)	(41)
Production cost used in calculating cathode cash production cost	$12,207	$11,316	$36,186	$48,727

Pounds of cathode produced	125,200	91,500	370,300	301,700

Cathode cash production cost per pound	$0.10	$0.12	$0.10	$0.16

Reconciliation to Amounts Reported
Production costs per above	$(14,486)	$(14,724)	$(41,914)	$(49,652)
Other costs	(198,487)	(117,054)	(565,766)	(345,566)
Revenue and other income	218,389	124,564	625,366	375,052
PT Smelting net income (loss)	5,416	(7,214)	17,686	(20,166)

PT Freeport Indonesia’s 25% equity interest	1,354	(1,804)	4,422	(5,042)
Amortization of excess investment cost	(60)	(60)	(181)	(181)
Equity in PT Smelting earnings (losses) per FCX consolidated financial statements	$1,294	$(1,864)	$4,241	$(5,223)

FREEPORT-McMoRan COPPER & GOLD INC.

PROVISION FOR INCOME TAXES

PROVISION FOR INCOME TAXES

PT Freeport Indonesia’s Contract of Work provides for a 35 percent corporate income tax rate, and the tax treaty between Indonesia and the United States provides for a withholding tax of 10 percent on dividends and interest that PT Freeport Indonesia pays to the FCX parent company.  FCX also incurs a U.S. alternative minimum tax at a rate of 2 percent based primarily on consolidated income, net of smelting and refining results.  FCX currently records no income taxes at Atlantic Copper, which is subject to taxation in Spain, because it has not generated significant taxable income in recent years and has substantial tax loss carry forwards for which FCX has provided no financial statement benefit.

FCX receives minimal tax benefit from costs incurred by the parent company, primarily because it generates no taxable income from U.S. sources.  FCX also currently receives no tax benefit from losses in its smelting and refining segment because those losses cannot be used to offset PT Freeport Indonesia’s profits in Indonesia.  Thus, the percentage of provision for income taxes to consolidated income before income taxes and minority interest will decrease as PT Freeport Indonesia’s income increases and vice versa absent changes in Atlantic Copper and parent company costs.  Parent company costs consist primarily of interest, depreciation and amortization, and general and administrative expenses.  Summaries of the significant components of the calculation of the consolidated provision for income taxes are shown below (in thousands, except percentages).

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
Mining and exploration segment operating income	$257,804	$ 252,710	$731,440	$ 461,572
Mining and exploration segment interest expense, net	(9,127)	(16,590)	(38,999)	(54,500)
Intercompany operating profit recognized (deferred)	19,393	(40,745)	(16,492)	(37,852)
Taxable income	268,070	195,375	675,949	369,220
Indonesian corporate income tax rate (35%) plus U.S. alternative minimum tax rate (2%)	37%	37%	37%	37%
Corporate income taxes	99,186	72,289	250,101	136,611

PT Freeport Indonesia net income	168,884	123,086	425,848	232,609
Withholding tax on FCX’s equity share	9.064%	9.064%	9.064%	9.064%
Withholding taxes	15,308	11,157	38,599	21,084

Changes in allowances and other	9,427	(2,312)	10,343	(1,707)[a]

FCX consolidated provision for income taxes	$ 123,921	$ 81,134	$ 299,043 $	$ 155,988

FCX consolidated effective tax rate	54%	50%	55%	57%

a. Includes a $2.4 million tax refund.